LEGG MASON SPECIAL INVESTMENT TRUST, INC.

                              ARTICLES OF AMENDMENT

         FIRST: On November 10, 2000, the Board of Directors of Legg Mason Special Investment Trust, Inc. ("Board"), a Maryland Corporation ("Corporation") organized on October 31, 1985, under authority contained in the Corporation's charter, has:

                  A. increased the aggregate number of shares of capital stock that the Corporation has authority to issue from one hundred fifty million (150,000,000) to two hundred fifty million (250,000,000) shares; and

                  B. created and established a new share class of the Corporation to be known as "Legg Mason Special Investment Trust, Financial Intermediary Class" and designated all one hundred million (100,000,000) shares of capital stock that the Corporation is newly authorized to issue as shares of Legg Mason Special Investment Trust, Financial Intermediary Class.

         SECOND: The Board, by action on November 10, 2000, has changed the name of the class of shares heretofore known as "Legg Mason Special Investment Trust, Navigator Class shares" to Legg Mason Special Investment Trust, Institutional Class shares." The previous designation of stock known as "Legg Mason Special Investment Trust, Primary Class shares" remains the same.

         The par value of shares of capital stock of the Corporation remains one tenth of one cent ($0.001) per share. Immediately before the increase in the aggregate number of authorized shares and the classifications and designations described herein, the aggregate par value of all the authorized shares was one hundred fifty thousand (150,000) dollars; as increased, the aggregate par value of all of the shares is two hundred fifty thousand (250,000) dollars.

         THIRD: Each Primary, Institutional, and Financial Intermediary Class share of Legg Mason Special Investment Trust (the "Series") shall represent investment in the same pool of assets as every other share of the Series and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as every other share of the Series, except as provided in the Corporation's Articles of Incorporation and as set forth below:

         (1) The net asset values of Primary, Institutional, and Financial Intermediary Class shares shall be calculated separately. In calculating the net asset values,

                  (a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

                  (b) Each class shall be charged separately with such other expenses as may be permitted by U.S. Securities and Exchange Commission ("SEC") rule or order and as the Board shall deem appropriate;

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                  (c) All other fees and expenses applicable to the Series shall be charged to all classes of the Series, in the proportion that the net asset value of that class bears to the net asset value of the Series, except as the SEC may otherwise require;

         (2) Dividends and other distributions shall be paid on Primary, Institutional, and Financial Intermediary Class shares at the same time. The amounts of all dividends and other distributions shall be calculated separately for Primary, Institutional, and Financial Intermediary Class shares. In calculating the amount of any dividend or other distribution,

                  (a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

                  (b) Each class shall be charged separately with such other expenses as may be permitted by SEC rule or order and as the Board shall deem appropriate;

                  (c) All other fees and expenses shall be charged to each class of the Series, in the proportion that the net asset value of that class bears to the net asset value of the Series, except as the SEC may otherwise require;

         (3) Each class of the Series shall vote separately on matters pertaining only to that class, as the directors shall from time to time determine. On all other matters, all classes shall vote together, and every share of the Series, regardless of class, shall have an equal vote with every other share of the Series.

         FOURTH: Immediately before filing these Articles of Amendment, the Corporation had authority to issue one hundred fifty million (150,000,000) shares of Common Stock, $0.001 par value per share, having an aggregate par value of one hundred fifty thousand (150,000) dollars. These shares were classified as follows:

Designation                      Number of Shares

Legg Mason Special Investment    100,000,000 Primary Class Shares
  Trust                          50,000,000 Navigator Class Shares

         FIFTH: Immediately after filing these Articles of Amendment, the Corporation shall have authority to issue two hundred fifty million (250,000,000) shares of Common Stock, $0.001 par value per share, having an aggregate par value of two hundred fifty thousand (250,000) dollars. These shares are classified as follows:

Designation                      Number of Shares

Legg Mason Special Investment    100,000,000 Primary Class Shares
  Trust                          50,000,000 Institutional Class Shares
                                 100,000,000 Financial Intermediary Class Shares

         SIXTH: The foregoing amendment was approved by a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by Sections 2-105(a)(12) and 2-605(a)(2) of the Maryland General

Corporate Law to be made without action by the stockholders or matters reserved by the Corporation's charter to the Board of Directors.

         SEVENTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

         EIGHTH: The undersigned Vice President and Secretary of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President and Secretary acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Vice President and Secretary and attested to by its Assistant Secretary on November 17, 2000.

ATTEST:                                     LEGG MASON SPECIAL INVESTMENT
                                            TRUST, INC.



/s/ Kevin Ehrlich                           By: /s/ Marc R. Duffy
-----------------------------                   -------------------------------
Kevin Ehrlich                                   Marc R. Duffy
Assistant Secretary                             Vice President and Secretary